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                                                                     EXHIBIT 8.1


                                  June 29, 2000



To the Parties Listed on Schedule I:


                  Re:      First Sierra Equipment Contract Trust 2000-2


Ladies and Gentlemen:

                  We have acted as tax counsel to SierraCities.com Inc. ("SierraCities") and First Sierra Receivables III, Inc. (the "Depositor"), in connection with the issuance by First Sierra Equipment Contract Trust 2000-2 (the "Trust"), established pursuant to a Trust Agreement, dated as of June 1, 2000, between the Depositor and First Union Trust Company, National Association, as Owner Trustee, of (i) $50,018,622 of 6.937525% Equipment Contract Backed Notes, Class A-1 (the "Class A-1 Notes"), (ii) $29,609,332 of 7.35% Equipment Contract Backed Notes, Class A-2 (the "Class A-2 Notes"), (iii) $51,393,341 of 7.49% Equipment Contract Backed Notes, Class A-3 (the "Class A-3 Notes"), (iv) $33,416,247 of 7.56% Equipment Contract Backed Notes, Class A-4 (the "Class A-4 Notes" and, together with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the "Class A Notes"), (v) $21,149,523 of 7.77% Equipment Contract Backed Notes, Class B (the "Class B Notes"), (vi) $12,689,714 of 8.20% Equipment Contract Backed Notes, Class C (the "Class C Notes"), $4,229,905 of 11.51% Equipment Contract Backed Notes, Class D (the "Class D Notes") and (vii) $4,124,157 of 7.69% Equipment Contract Backed Notes, Class E (the "Class E Notes"). The Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes are collectively referred to as the "Notes." The Notes were issued pursuant to an Indenture, dated as of June 1, 2000 (the "Indenture"), among the Trust, SierraCities, as servicer and as originator, and Bankers Trust Company, as indenture trustee (the "Indenture Trustee"). Capitalized terms used herein, unless otherwise defined, shall have the meanings set forth in Annex A to the Indenture.

                  We have examined the question of whether the Notes issued under the Indenture will be treated as indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").

                  In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon


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To The Parties Listed On Schedule I
June 29, 2000
Page 2


the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. No transaction closely comparable to the transactions contemplated by the Indenture has been the subject of any Treasury regulation, revenue ruling, or judicial decision. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

                  Based on the foregoing, and representations made by the Underwriters, as well as and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

                  (1) The Class A Notes, the Class B Notes and the Class C Notes will be characterized as indebtedness and, although such conclusion is not free from doubt, the Class D Notes should be characterized as indebtedness because
(i) the characteristics of the transaction strongly indicate that in economic substance the transaction is the issuance of indebtedness; (ii) the form of the transaction is an issuance of indebtedness; and (iii) the parties have stated unambiguously their intention to treat the transaction as an issuance of indebtedness for all applicable tax purposes.

                  (2) Assuming compliance with the terms of the Trust Agreement and related documents, the Trust will not be characterized as an association (or a publicly traded partnership) taxable as a corporation.

                  (3) The statements in the Prospectus Supplement and the Memorandum under the heading "Material Federal Income Tax Consequences" accurately describe the material federal income tax consequences to the holders of the Notes.

                  Our opinion contained herein is rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinion contained herein after the date hereof. We hereby expressly reserve our opinion with regard to the Class E Notes. This opinion is furnished by us as tax counsel in connection with the issuance of the Notes, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written consent.

                                             Very truly yours,


                                             /s/ Dewey Ballantine LLP



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                                   Schedule I


Bankers Trust Company
Four Albany Street, 10th Floor
New York, New York 10006

First Union Trust Company, National Association
One Rodney Square
920 King Street, Suite 102
Wilmington, Delaware 19801

First Sierra Equipment Contract Trust 2000-2
c/o First Union Trust Company, National Association
One Rodney Square
920 King Street, Suite 102
Wilmington, Delaware 19801

SierraCities.com Inc.
600 Travis Street
Houston, Texas 77002

First Sierra Receivables III, Inc.
600 Travis Street
Houston, Texas 77002

First Union Securities, Inc.
as representative of the several Underwriters and as Placement Agent One First Union Center, TW-10
301 South College Street
Charlotte, N.C. 28288-0610

Merrill Lynch, Pierce, Fenner and Smith, Incorporated
World Financial Center, North Tower
New York, New York 10080

Standard & Poor's Ratings Group,
  a division of The McGraw Hill Companies
26 Broadway 15th Floor
New York, New York 10004

Fitch, Inc.
One State Street Plaza
New York, New York 10004